Exhibit 4.128

NEW BANK ADDENDUM

NEW BANK ADDENDUM, dated November 30, 2021, to the Sixth Amended and Restated Credit Agreement dated as of June 23, 2014 (as otherwise amended, restated or modified from time to time, the “Credit Agreement”), by and among Credit Acceptance Corporation (“Company”), each of the financial institutions parties thereto (collectively, the “Banks”) and Comerica Bank, as Agent for the Banks.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.17 thereof that a financial institution, although not originally a party thereto, may become a party to the Credit Agreement with the consent of the Company and the Agent by executing and delivering to the Agent a New Bank Addendum to the Credit Agreement in substantially the form of this new bank addendum (this “Agreement”);

WHEREAS, the undersigned New Bank was not an original party to the Credit Agreement but now desires to become a party thereto; and

NOW, THEREFORE, the New Bank hereby agrees as follows:

The New Bank hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The New Bank acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Bank to the Company without the intervention of the Agent or any other Bank; and (b) has made and will continue to make, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Bank further acknowledges and agrees that the Agent has not made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.

New Bank represents and warrants that it is: (a) legally authorized to enter into this Agreement, and (b) a Person to which assignments are permitted pursuant to Sections 13.8(c) and (d) of the Credit Agreement.

Except as otherwise provided in the Credit Agreement, effective as of the Effective Date (as defined below):

(a)the New Bank (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and obligations of a Bank under the Credit Agreement and the other Loan Documents, as if it were an original signatory; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)the New Bank shall be a Bank and its Percentage after giving effect to Section 2.17 of the Credit Agreement of the Revolving Credit (and its risk participation in Letters of Credit) shall be as set forth (i) on revised Schedule 1.2 (Percentages) attached as Exhibit A hereto as of the Effective Date and (ii) on revised Schedule 1.2 (Percentages) attached as Exhibit B hereto as of June 22, 2023; provided that any fees paid prior to the Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Company, Agent or the Banks.

As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(1)the Company shall have paid to the Agent all interest, fees (including the Revolving Credit Facility Fee) and other amounts, if any, accrued prior to the Effective Date for which reimbursement is then due and payable under the Credit Agreement;

(2)New Bank shall have remitted to the Agent funds in an amount equal to its Percentage of all Advances of the Revolving Credit outstanding as of the Effective Date;

(3)if requested in writing by the New Bank, the Company shall have executed and delivered to the Agent for the New Bank, a new Revolving Credit Note payable to such New Bank in the face amount of such New Bank’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this New Bank Addendum, and any other New Bank Addendum executed concurrently herewith); and

(4)the delivery to the Agent of an .pdf copy of this Agreement executed by the Bank, and acknowledged by the Company (with originals to follow promptly after the Effective Date).

The Agent shall notify the New Bank, along with Company, of the Effective Date. The New Bank shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Advances (and Letters of Credit) as requested by Agent.

Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this New Bank Addendum to be executed and delivered by a duly authorized officer on the date first above written.

FIRST HORIZON BANK

By: /s/ Morgan Stanford
Name: Morgan Stanford
Title:     Senior Vice President

Acknowledged and accepted as of the day and year first above written.

CREDIT ACCEPTANCE CORPORATION

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title:     Chief Treasury Officer

Signature Page to New Bank Addendum (First Horizon)

Acknowledged and accepted as of the day and year first above written.

COMERICA BANK, as Agent

By: /s/ Minh Huong
Name: Minh Huong
Title:     Relationship Manager

Signature Page to New Bank Addendum (First Horizon)

EXHIBIT A

Schedule 1.2

(PERCENTAGES)

Banks	Revolving Credit Commitment	Percentage
Comerica Bank (Co-Lead Arranger, Joint Bookrunner and Administrative Agent)	$60,000,000	13.793103448%
Citizens Bank, N.A. (Joint Bookrunner and Co-Lead Arranger)	$55,000,000	12.643678161%
KeyBank, National Association (Documentation Agent)	$50,000,000	11.494252874%
First Horizon Bank	$50,000,000	11.494252874%
Bank of Montreal (Joint Bookrunner and Co- Lead Arranger)	$40,000,000	9.195402299%
Bank of America, N.A.	$35,000,000[1]	8.045977011%
Fifth Third Bank, National Association (Joint Bookrunner and Co-Lead Arranger)	$35,000,000	8.045977011%
The Huntington National Bank, Successor By Merger to TCF National Bank	$60,000,000[2]	13.793103448%
Flagstar Bank, FSB (Syndication Agent)	$25,000,000	5.747126437%
First Merchants Bank	$25,000,000	5.747126437%
TOTAL	$435,000,000[3]	100.000000%

———————————
1Commitment reduces to $0 on the Non-Extended Maturity Date
2Includes $30,000,000 commitment previously held by TCF National Bank immediately prior to its merger with The Huntington National Bank.
3Revolving Credit Aggregate Commitment reduces to $400,000,000 on the Non-Extended Maturity Date

EXHIBIT B

Schedule 1.2

(PERCENTAGES)

Effective June 22, 2023

Banks	Revolving Credit Commitment	Percentage
Comerica Bank (Co-Lead Arranger, Joint Bookrunner and Administrative Agent)	$60,000,000	16.000000000%
Citizens Bank, N.A. (Joint Bookrunner and Co-Lead Arranger)	$55,000,000	14.666666667%
KeyBank, National Association (Documentation Agent)	$50,000,000	13.333333333%
First Horizon Bank	$50,000,000	13.333333333%
Bank of Montreal (Joint Bookrunner and Co- Lead Arranger)	$40,000,000	10.666666667%
Fifth Third Bank, National Association (Joint Bookrunner and Co-Lead Arranger)	$35,000,000	9.333333333%
The Huntington National Bank	$35,000,000	9.333333333%
Flagstar Bank, FSB (Syndication Agent)	$25,000,000	6.666666667%
First Merchants Bank	$25,000,000	6.666666667%
TOTAL	$375,000,000	100.000000%

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